Exhibit 97
Policy and Procedures for Recoupment of Incentive‐Based Compensation

Policy
The Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) has adopted this Incentive‐Based Compensation Recoupment Policy (the “Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D‐1 promulgated thereunder (“Rule 10D‐1”) and Paragraph 303A.14 of the Listing Standards Manual of the New York Stock Exchange (“NYSE”), which require the recovery of certain Incentive‐Based Compensation in the event of an accounting restatement resulting from a material error in the consolidated financial statements of Merck & Co, Inc. (the “Company”).

This Policy shall be administered by the Committee, which shall have express discretionary authority to interpret and construe this Policy and to make all determinations with respect to this Policy, in its sole discretion. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D‐1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) or NYSE. All interpretations, constructions and determinations made by the Committee under this Policy shall be final and binding on all parties.

This Policy may be amended with the approval of the Committee and may be amended from time to time as necessary to reflect changes in applicable regulations and/or listing standards adopted by the SEC or NYSE.

Compliance with this Policy cannot be waived.

Definitions
1."Accounting Restatement” is the restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period only or left uncorrected in the current period.
2.A “Covered Officer” is anyone who serves or has served as an executive officer of the Company at any time during the performance period for Incentive‐Based Compensation.
3.“Executive officer” is the equivalent to an “officer” as defined under Section 16a‐1(f) of the Exchange Act (“Section 16 officer”).
4.“Financial reporting measure” is a measure that is (i) determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or (ii) derived wholly or in part from such measures. For purposes of this Policy, the term “financial reporting measure” includes the Company’s stock price and total shareholder return, whether expressed as an absolute or relative metric. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
5.“Incentive‐Based Compensation” is any compensation that is granted, earned, or vested based wholly

Exhibit 97
or in part upon the attainment of a financial reporting measure. Incentive‐Based Compensation may include awards under the Executive Incentive Plan and Performance Share Units under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto. Incentive‐Based Compensation does not include (i) base salary; (ii) “sign‐on” bonuses or other compensation granted solely due to the commencement of employment with the Company; (iii) compensation exclusively based on completion of a specific period of employment or service, without any performance condition; or (iv) compensation awarded based on subjective, non‐financial, strategic, or operational measures that are not financial reporting measures.
6.Incentive‐Based Compensation is deemed to be “received” in the fiscal period during which the financial reporting measure specified in the Incentive‐Based Compensation award is attained, even if the payment or grant of the Incentive‐Based Compensation occurs after the end of that fiscal period. Incentive‐Based Compensation in the form of an equity award that vests solely upon the basis of a financial reporting measure performance condition will be deemed to be received in the fiscal period in which it vests.
7.“Recoupment Period” is the three completed fiscal years of the Company immediately preceding the date, and any transition period of less than nine months that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years, on which the Company is required to perform an Accounting Restatement, which date is the earlier of (i) the date the Board, or a committee of the Board, concludes, or reasonably should have concluded, that the Company is required to perform an Accounting Restatement; or (ii) a date that a court, regulator or other legally‐ authorized body directs the Company to perform an Accounting Restatement.

Procedures for Recoupment of Incentive‐Based Compensation
1.In the event the Company is required to perform an Accounting Restatement, the Company shall, as promptly as reasonably possible, recoup any Incentive‐Based Compensation erroneously received by a Covered Officer during the Recoupment Period. The amount of erroneously received Incentive‐ Based Compensation will be the excess of the Incentive‐Based Compensation received by the Covered Officer (whether in cash or in shares) based on the erroneous data in the original financial statements over the Incentive‐Based Compensation (whether in cash or in shares) that would have been received by the Covered Officer had it been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Officer. For Incentive‐Based Compensation based on total shareholder return or Company stock price, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount shall be based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the applicable measure and the Committee shall maintain documentation of the determination of that reasonable estimate and provide it to the NYSE. Notwithstanding the foregoing, Incentive‐Based Compensation shall not be recouped under this Policy to the extent received by any person before the date such person served as a Covered Officer.
2.The Committee shall determine, in its sole discretion, the method of recouping any erroneously received Incentive‐Based Compensation pursuant to this Policy.
3.No recoupment shall be required if any of the following conditions are met and the Committee determines that, on such basis, recovery would be impracticable: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped, which determination must be made only after a reasonable and documented attempt by the Company to recoup the

Exhibit 97

Incentive‐Based Compensation (with documentation of such reasonable attempt to recover to be provided to the NYSE); (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022, which determination must be made only after the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such violation (with a copy of such opinion to be provided to the NYSE); or (iii) recoupment would likely cause an otherwise tax‐qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.

Indemnification Not Permitted
The Company shall not indemnify any current or former Covered Officer against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Officer for, premiums incurred or paid for any insurance policy to fund such Covered Officer’s potential recoupment obligations.

Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including SEC disclosure requirements, with respect to this Policy, and any applicable NYSE listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Effective Date
This Policy shall be effective as of December 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive‐Based Compensation that is received by Covered Officers on or after the Effective Date, even if such Incentive‐Based Compensation was approved, awarded, granted, or paid to Covered Officers prior to the Effective Date.

Miscellaneous
Nothing in this Policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Covered Officer; 2) the Committee’s ability to use its negative discretion with respect to any Incentive‐Based Compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non‐cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any incentive plan, employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.